EXHIBIT 1

IIJ to Acquire Subsidiary From AT&T Japan LLC to make It IIJ's Wholly Owned Subsidiary

TOKYO, June 1, 2010 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE1:3774), one of Japan's leading Internet access and comprehensive network solutions providers, signed today the stock purchase agreement with AT&T Japan LLC ("AT&TJLLC"). IIJ will be acquiring the stock of the new company ("the New Company") established by AT&TJLLC, which will be succeeding a part of the business provided by AT&TJLLC, AT&T Japan K.K and AT&T Japan Ltd. ("AT&T Japan").

1. Purpose of the acquisition of shares

IIJ will be succeeding mainly the domestic network outsourcing service business ("the acquiring business") such as the WAN services which are mainly provided to approximately 1,600 domestic corporate customers, by acquiring the stock of the New Company and making it a 100% owned subsidiary.

We expect to realize group synergy between the business of IIJ and the New Company by providing our network solution to the acquired customers through this acquisition, by providing WAN services to our client bases and by providing international services to the acquired customers through business tie-up with AT&T Japan. We expect to expand the scale of our business through this acquisition.

2. Method of Transfer

IIJ is scheduled to acquire the stock of the New Company from AT&TJLLC on September 1, 2010 by IIJ's own cash and new short-term bank borrowings. The date of stock purchase may change according to the future situation.

3. Basic information of the New Company (Scheduled)

(1) Company name	The current company name is provisional
(2) Head office location	Shinnikko-Building, 2-10-1 Toranomon, Minato-ku, Tokyo
(3) Representative	President, Toshinori Iwasawa
(4) Principal business	Provides domestic network outsourcing related services including
activities	WAN service and international network related services
(5) Capital	JPY100 (as of today)
Capital as of September 1, 2010 is to be determined
(6) Date of
establishment	April 21, 2010
(7) Fiscal year-end	December 31
(8) Major
shareholder and
its ownership	AT&T Japan LLC (100%)
(9) Number of
employees	250 employees (Expected as of September 1, 2010)
(10) Relationship
with IIJ	Capital relationships	Not applicable
	Personnel relationships	Not applicable
	Transaction relationships	Not applicable
(11) Business	The New Company, established on April 21, 2010 by AT&TJLL,
results	will be succeeding a part of the domestic network outsourcing related
in previous	business from AT&T Japan. Therefore, the New Company has no
fiscal year	business results data for the previous fiscal year.

4.  Basic information of AT&T Japan LLC

(1) Company name	AT&T Japan LLC (incorporated under the laws of Delaware)
(2) Head office location	Shinnikko-Building, 2-10-1 Toranomon, Minato-ku, Tokyo
(3) Representative	Representative in Japan, Toshinori Iwasawa
(4) Principal	Provides global connectivity services and managed applications to customers
business	in Japan, with an advanced portfolio of hosting and other value-added services
activities	such as mobile enterprise applications, cloud computing, application management, security, Telepresence and unified communications.
(5) Capital	US$856 million
(6) Date of establishment	March 12, 1999
(7) Net assets	not disclosed
(8) Total assets	not disclosed
(9) Major shareholder	AT&T Corporation (85.0%)
and its ownership	NTT Communications Corporation (15.0%)
(10) Relationship with IIJ	Capital relationships	No significant relationship
	Personnel relationships	No significant relationship
	Transaction relationships	IIJ provides connectivity and other
services to AT&TJLLC
	Status as a related party	The New Company is not a related party of IIJ

5.  Number of shares to be acquired, acquisition price, and shareholdings before and after the acquisition

(1) Shareholdings
before the	0 shares (Voting shares: 0 shares)
acquisition	(shareholding: 0%)
(2) Number of	The number of shares to be acquired and its
shares to	voting rights are to be determined
be acquired	acquisition price: JPY9,170 million (planned)
(3) Shareholdings	The number of shares after the acquisition
after the	and its voting rights are to be determined
acquisition	(shareholding: 100%)

6.  Schedule of Acquisition

June 1, 2010	Board resolution for conclusion of stock purchase agreement
June 1, 2010	Conclusion of stock purchase agreement
September 1, 2010	Incorporation-type company split (planned)
September 1, 2010	Transfer of shares (planned)

7.   Future Outlook

The New Company is to become IIJ's 100% owned consolidated subsidiary on September 1, 2010 (planned) through this acquisition. As a result, IIJ's consolidated financial target for FY2010 announced on May 14, 2010 has been revised to include the effect from this acquisition and the new target was disclosed in today's press release "IIJ Revises Full-Year Financial Targets for FY2010"

About IIJ

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions provider for corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

This document is a translation for the form defined by the Tokyo Stock Exchange.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

CONTACT:  Internet Initiative Japan Inc.
          Investor Relations
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp/en/IR